Exhibit 99.1

Media Contact Bob Guenther, 203-578-2391 rguenther@websterbank.com	Investor Contact Terry Mangan, 203-578-2318 tmangan@websterbank.com

Webster Appoints William Atwell and Elizabeth Flynn

to Board of Directors

WATERBURY, Conn., June 12, 2014 –Webster Financial Corporation (NYSE: WBS), the parent company of Webster Bank, N.A., announced today that William L. Atwell and Elizabeth Flynn have been appointed to its and Webster Bank’s boards of directors effective July 28 and September 22, 2014, respectively. Their appointments increase Webster’s board to 11 directors.

Atwell, 63, is managing director of Atwell Partners. He was president, CIGNA International at CIGNA Corp., from 2008-12. Earlier in his career, Atwell held various senior positions with The Charles Schwab Corp., including president, Individual Investor Enterprise and Schwab Bank. He began his career at Citibank where he held various senior executive roles. He serves as the chairman of the Fairfield University board of trustees. Atwell received his B.S. and M.B.A. from Long Island University.

Flynn, 53, is vice chairman of Marsh , LLC. Previously, she was president of Marsh’s Insurance Services Group from 2012-13. Before joining Marsh in 2010, Flynn was senior vice president, Restructuring Office/Divestitures, at American International Group and worked more than 20 years at JP Morgan Chase & Co. in various senior executive roles. She received her B.A. from Providence College and M.B.A. from New York University.

James C. Smith, Webster’s chairman and CEO, said, “Bill Atwell and Liz Flynn bring to our board valuable experience from their distinguished careers at highly respected financial services companies. Their experience in financial services and insights into our business will be valuable assets to Webster’s board of directors.”

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About Webster

Webster Financial Corporation is the holding company for Webster Bank, N.A. With $21 billion in assets, Webster provides business and consumer banking, mortgages, private banking, trust and investment services through 166 banking offices; 311 ATMs; telephone banking; mobile banking; and the Internet. Webster Bank owns the asset based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com or follow us on LinkedIn http://linkedin.com/company/webster-bank and Twitter https://twitter.com/WebsterBank.